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                                                              EXHIBIT 99-9(a)(2)

                                LETTER AGREEMENT
                                      and
                               AMENDED SCHEDULE A

May 1, 1989

Frank Russell Investment Management Company
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Section 26 of the Transfer and Dividend Disbursing Agency Agreement between Frank Russell Investment Company and Frank Russell Investment Management Company, dated April 1, 1988, the Frank Russell Investment Company advises you that it is creating a new fund to be named the Real Estate Securities Fund (the "Fund") and that the Fund desires for Frank Russell Investment Management Company to serve as the Transfer and Dividend Disbursing Agent with respect to the Fund pursuant to the terms and conditions of the Transfer and Dividend Disbursing Agency Agreement. The Fund also desires to amend Schedule A of the Transfer and Dividend Disbursing Agency Agreement to add the Fund. The fees to be charged by the Administrator to the Fund in return for its services are the same as those set forth in the Transfer and Dividend Disbursing Agency Agreement.

Please indicate your acceptance to act as Transfer and Dividend Disbursing Agent to the Real Estate Securities Fund and of the amendment of Schedule A by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By: /s/ George W. Weber
    -------------------------------
        George W. Weber
        Vice President - Operations

Accepted this 25th day of April, 1989


FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY

By: /s/ Thomas A. Early
    -------------------------------
        Thomas A. Early
        Vice President and Chief Financial Services Counsel